Exhibit 3.1

AMENDMENT TO THE

BYLAWS

OF

GB&T BANCSHARES, INC.

THIS AMENDMENT TO THE BYLAWS, AS AMENDED, OF GB&T BANCSHARES, INC. (the “Amendment”) is made and shall be effective as of the 20th day of November, 2007.

W I T N E S S E T H:

WHEREAS, pursuant to Resolutions adopted by the majority of the Board of Directors (the “Board”) of GB&T Bancshares, a Georgia corporation (the “Company”) at a meeting of the Board of Directors held on November 20, 2007, the Company has determined that it is in the best interests of the Company and its shareholders to amend the Company’s Bylaws (the “Bylaws”) to provide the Board the flexibility to authorize the issuance of some or all of the shares of the Company’s capital stock without certificates.

NOW, THEREFORE, BE IT RESOLVED, that Section 8.2 of the Company’s Bylaws shall be amended and restated in its entirety to read:

8.2           CERTIFICATES FOR STOCK.  The interest of each shareholder in the Holding Company shall be represented by a certificate or shall be uncertificated.   Any certificates shall be in the form as the Board of Directors may from time to time adopt in accordance with Georgia law. Share certificates shall be consecutively numbered, shall be in registered form, and shall indicate the date of issue and such information shall be entered on the Holding Company’s books.  Each certificate shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary and shall be sealed with the seal of the Holding Company or a facsimile thereof; provided, however, that where such certificate is signed by a transfer agent, or registered by a registrar, other than the Holding Company itself, or any employee of the Holding Company, the signatures of such officers may be facsimiles.  In case any officer or officers who shall have signed or whose facsimile signature shall have been placed upon a share certificate shall have ceased for any reason to be such officer of officers of the Holding Company before such certificate is issued, such certificate may be issued by the Holding Company with the same effect as if the person or persons who signed such certificate or whose facsimile signatures shall have been used thereon and not ceased to be such officer or officers.

Within a reasonable time after the issuance or transfer of uncertificated stock, the Holding Company shall send to the registered owner thereof a written notice that shall set forth the name of the Holding Company, that the Holding Company is organized under the laws of the State of Georgia, the name of the shareholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares of stock imposed by the Holding Company’s articles of incorporation, these Bylaws, any agreement among shareholders or any agreement between shareholders and the Holding Company.

FURTHER RESOLVED, that Section 8.4 of the Company’s Bylaws shall be amended and restated in its entirety to read:

8.4           TRANSFER OF SHARES.  Transfers of shares shall be made upon the stock transfer books of the Holding Company only upon direction of the person named on the share certificate or on the evidence of the issuance of uncertificated shares representing the shares to be transferred, or by an attorney of such person lawfully constituted in writing.  In the case of certificated shares, before a new certificate or evidence of uncertificated shares is issued, an old certificate shall be surrendered for cancellation or, in the case of a certificate alleged to have been lost, stolen, or destroyed, the provisions of Section 8.6 of these bylaws shall have been satisfied.

FURTHER RESOLVED, that Section 8.5 of the Company’s Bylaws shall be amended and restated in its entirety to read:

8.5           DUTY OF THE HOLDING COMPANY TO REGISTER TRANSFER.  Notwithstanding any of the provisions of Section 8.4 of these bylaws, the Holding Company is under a duty to register the transfers of its shares only if:

(a)           the share certificate is endorsed by the appropriate person or persons (in the case of certificated shares); and

(b)           reasonable assurance is given that these endorsements are genuine and effective; and

(c)           the Holding Company has no duty to inquire into adverse claims or is discharged any such duty; and

(d)           any applicable law relating to the collection of taxes has been complied with; and

(e)           the transfer is in fact rightful or is to a bona fide purchaser.

                    FURTHER RESOLVED, that Section 8.6 of the Company’s Bylaws shall be amended and restated in its entirety to read:

8.6           LOST, STOLEN, OR DESTROYED CERTIFICATES.  Any person claiming a share certificate to be lost, stolen, or destroyed shall make an affidavit or affirmation of the fact in such manner as the Board of Directors may require and shall, if the Board of Directors so requires, give the Holding Company a bond of indemnity in form and amount, and with one or more sureties satisfactory to the Board of Directors, as the Board of Directors may require, whereupon an appropriate new certificate or evidence of uncertificated shares may be issued in lieu of the certificate alleged to have been lost, stolen, or destroyed.

(Signature page to follow)

IN WITNESS WHEREOF, the undersigned has executed this Amendment to be effective as of the day and year first above written.

/s/ Alan A. Wayne
Alan A. Wayne, Secretary